Exhibit 10.3

FIRST AMENDMENT TO AIRTIME AGREEMENT

March 19, 2007

Bizcom USA, Inc. has requested CX2's cooperation in connection with the transfer of certain FCC licenses to Sophia Communications in settlement of certain past due obligations.

The Parties have agreed that certain FCC Licenses, which were owned by SMR Management, Inc. will no longer be available to CX-2 Technologies, Inc.

Bizcom agrees to transfer ownership of its other subsidiary, Bizcom Southern Holdings, Inc. to CX-2 Technologies, Inc. for $ 4.8 million, payable as follows:

CX-2 Technologies, Inc. agrees to issue three million restricted common shares to Bizcom USA, Inc. valued at $ 1 per share.

CX-2 agrees to pay the balance of $ 1.8 million through the assumption of certain past due obligations to Oxbridge Group, LLC and execution of a Promissory Note for the balance. The Note shall accrue interest at six percent (6%) and is payable in monthly installments of $ 10,000.

The monthly airtime payment of $ 4,000 per month is cancelled.